[LOGO]
First Niagara
        Financial Group, Inc.

  FIRST NIAGARA FINANCIAL GROUP, INC. ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

Lockport, N.Y. - May 18, 2005 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), today announced that it has been authorized by its Board of Directors to repurchase up to an additional 5.8 million (5%) of its outstanding common stock, as part of its ongoing capital management program. This authorization supplements the current 4.2 million share repurchase program, which is expected to be completed within the next week. To date, the Company has repurchased a total of 4.0 million shares under this program.

"This program will enable us to continue our multifaceted approach to capital management," stated Paul J. Kolkmeyer, First Niagara's President and CEO. "We utilize a combination of organic growth, dividends, share repurchases, de novo branching and acquisitions to deploy our excess capital. Given our current intentions not to pursue any whole-bank acquisitions through the end of 2005 while we fully integrate Hudson River, it is important that our capital management initiatives include an on-going share buyback program. We believe our approach is in the best interest of our shareholders and the creation of long-term value."

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of nearly $8.0 billion and deposits of $5.2 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 115 branches and several financial services subsidiaries across New York State.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts

Paul J. Kolkmeyer.......   President and CEO
John R. Koelmel.........   Chief Financial Officer
Christopher J. Thome....   Reporting and Investor Relations Manager
                           (716) 625-7645
                           chris.thome@fnfg.com
Leslie G. Garrity.......   Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com